UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2019

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, CA 92683	92704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	BLGO	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On June 18, 2019, BioLargo, Inc. (the “Company”) and the head of its Odor-No-More subsidiary, and corporate secretary, Joseph L. Provenzano, entered into an employment agreement (the “Provenzano Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Provenzano dated January 1, 2008.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as its Executive Vice President of Operations, as well as the President and Chief Executive Officer of wholly owned subsidiary Odor-No-More. Mr. Provenzano’s base compensation will remain at his current rate of $169,772 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the company uses in company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

After a series of meetings and in consultation with the Company’s chief executive officer and legal counsel, on May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of Mr. Provenzano’s employment, and granted to Mr. Provenzano an incentive stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Incentive Plan (“Plan”). As set forth in the Plan, the exercise price of the Option is equal to the closing price of the Company’s common stock on the May 28 grant date, at $0.17 per share. Although fully executed on June 18, 2019, the employment agreement is effective as of May 28, 2019, to reflect Option grant date. The shares in the Option vest in five in equal increments over five years, and the Option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Committee also grant Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination.

The Provenzano Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Item 9.01 Financial Statements and Exhibits

10.1†*	Provenzano Employment Agreement dated May 28, 2019
10.2†*	Lock-Up Agreement dated May 28, 2019

†	Management contract or compensatory plan, contract or arrangement
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2019	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer